EXHIBIT 10.15
This agreement made this 4 day of January, 2008 between
Oliva Holding, LLC
6724 Thompson Road
Syracuse, NY 13211
of the first part, (hereinafter referred to as Landlord) and
INTERACTIVE THERAPY GROUP
500 East Brighton Avenue
Syracuse, NY 13210
of the second part, (hereinafter referred to as Tenant)
AGREEMENT
First: Premises. That the Landlord hereby lets to the Tenant and the Tenant hereby hires from the Landlord the following Premises: Approximately 5,010 square feet of office/therapy space (the “Premises”) in the northern wing of a 16,500 square foot building located at 1 Adler Drive, East Syracuse, NY 13057 (the “Building”). A floor plan of the space is attached hereto and labeled Exhibit A.
Second: Term, Rental and Use. With the appurtenances for a term of five (5) years and two (2) months to commence on the 1st day of March 2008 (the “Lease Commencement Date”) and to end on the 30th day of April 2013; provided however, such Lease Commencement Date may not precede the completion of the improvements as agreed upon by Landlord and Tenant in the Addendum attached to this Lease. After Landlord has completed said improvements and Tenant has approved such improvements, Tenant shall certify in writing that the improvements are complete and Landlord and Tenant shall certify in writing a new Lease Commencement Date if the improvements were completed subsequent to the date provided above. Said written certifications shall be included as attachments to this Lease. The ANNUAL RENT of this Lease is $55,110.00, which shall be due and payable on the Lease Commencement Date and annually thereafter on the anniversary date of the Lease Commencement Date. Notwithstanding the foregoing, provided that the TENANT shall not be in default hereunder, the ANNUAL RENT shall be paid in equal monthly installments of $4,592.50 in advance on the first day of each month at the principal office of the Landlord, without diminution, deduction or set-off whatsoever and without prior notice or demand. Tenant, upon signing of this Lease, will pay the Landlord the first months rent of ANNUAL RENT as well as a deposit equal to one (1) monthly installment of ANNUAL RENT, totaling $9,185.00. Regular rental payments of ANNUAL RENT will commence on May 1, 2008. The premises are to be occupied by the Tenant for the following purposes: General offices and children’s therapy for the purpose of conducting Tenant’s daily operations and for no other purpose whatsoever.
Third: Utilities. The Landlord shall provide and pay for all water, gas, electricity and power (the “Utilities”) used on the Premises. The Base Year cost for Utilities is based upon $2.00 per sq. ft. of the 16,500 sq. ft. Building, which total Base Year cost is $33,000.00. Tenant shall reimburse Landlord for its proportionate share of any increases in the cost of Utilities over the Base Year. It is agreed that the Tenant will be billed on an annual basis for its proportionate share (which is 30.4%) of the increase in the cost of Utilities over the Base Year cost.
Fourth: Services. The Landlord shall provide, at Landlord’s expense snow plowing, (from all sidewalks, lands, drives and parking areas), lawn care and exterior trash and cardboard dumpsters. Landlord shall provide these services in a manner to be expected for the operation of buildings in the same class and location of the Building. Notwithstanding the above, Tenant will be responsible for its own cleaning/janitorial service.
Fifth: Insurance & Taxes. Tenant shall pay as additional rent its proportionate share of any increase in the cost of building insurance (“Insurance”) and real estate taxes (including property tax assessments, water and sewer rents, rates and charges, parking and environmental surcharges and any other governmental charges, general and special, ordinary and extraordinary), (“Taxes”) above the base year amounts paid by Landlord. Currently, the Premises are subject to the following Insurance and Taxes (school taxes and state, town and county taxes). Base Year Insurance is

$1,749.60 for 2007-2008. School taxes are $11,862.12 for the 2007-2008 school year, Base Year State, town and county taxes are $6,604.93 for the year 2008. It is agreed Tenant will be billed in September (for insurance and school tax increases) and January (for county tax increases) for its proportionate share (which is 30.4%) of the increase in the cost of Insurance and Taxes over the Base Year cost.
Sixth: Assignment and Subletting. Tenant shall not have the right and option to assign, sublet, mortgage, or otherwise transfer this Lease, by operation of law or otherwise, in whole or part, or rent desk space in the Premises without the written consent of Landlord, such consent shall not be unreasonably withheld or delayed. An assignment made by Tenant with the written consent of Landlord shall not release, discharge or otherwise affect the liability of Tenant under this Lease, nor shall any such assignment or subletting relieve Tenant from the requirement of obtaining the prior written consent of Landlord to any further assignment or subletting. If Tenant causes an event of default to occur, Tenant shall assign to Landlord the rent due from any subtenant of Tenant and shall authorize each subtenant to pay such rent directly to Landlord. Tenant shall not have the right to sublease the Premises without Landlord’s prior written consent. Such consent will not be unreasonably withheld. Notwithstanding the foregoing, Tenant may freely assign this Lease or sublet the Premises to a parent entity, a subsidiary entity, an affiliate entity with a parent common to Tenant, or an entity acquiring control of Tenant (each a “Related Party”) without Landlord’s consent.
Seventh: Repairs and Maintenance. The Landlord shall make all repairs to the structure, foundation, roof and exterior of the Premises and the Building. The Tenant shall at all times keep the interior of the Premises including but not limited to the walls, doors, plumbing lighting fixtures and electrical equipment in first class condition and repair (which is agreed they now are), shall replace all broken glass, and at the end of the term shall peaceably quit and surrender said Premises in such condition, ordinary wear and tear excepted. It is further understood and agreed that Landlord will be responsible for normal maintenance to heating and air conditioning equipment in the Premises, i.e., filter replacement, belts, motors, etc., and Tenant will be responsible for electrical and plumbing maintenance of the Premises, i.e., light bulb and ballast replacement, plugged toilets, etc.
Eighth: Alterations. The tenant shall not make any alterations or improvements upon the Premises without the prior written consent of the Landlord, which may not be unreasonably withheld, conditioned or delayed. Tenant shall not make or permit any defacement, injury or waste, in, to or about the Premises. Except with respect to Tenant’s trade fixtures, Tenant agrees that any changes alterations, additions or improvements made by the Tenant shall at the Landlord’s option remain in and become a part of the Premises at the expiration of the lease or any renewal thereof, provided Landlord notified Tenant of its option to retain such alterations, additions or improvements prior to their installation. In the event, however, any alterations, additions or improvements are made to the Premises and Landlord has not elected to retain such alterations, additions or improvements as provided in the preceding sentence, Tenant shall, upon expiration of this Lease (as may be extended), restore the Premises to their original condition and remove therefrom any additions, improvements or alterations made thereto. Under no circumstances shall Tenant be prevented from removing its trade fixtures; however, Tenant shall be obligated to restore the Premises to their condition immediately prior to the installation of any such trade fixtures.
Ninth: Rules and Regulations. Tenant and its agents and employees shall comply with and observe all reasonable rules and regulations concerning the use, management, operation, safety and good order of the Premises and the Building which may from the time be promulgated by Landlord. Said Rules are set forth as follows:
a)	The exterior for the Premises must be kept free of all debris not customarily removed by Landlord’s janitorial services. This includes pallets, drums, cardboard, etc.

b)	It is expected that non-biodegradable items will not be flushed or thrown in the toilets. These items include bur are not limited to sanitary napkins, paper towels, plastic cups, etc. Should any of these items be the cause of a plumbing service call, the Tenant will be charged any expense incurred.

c)	Where parking lots have pavement markings, Tenant and its employees are expected to park within the lines.

d)	In the leased areas where utilities are furnished, Landlord requires that each tenant set back the thermostat during times when the outside temperature is below 50° F and set ahead when outside temperatures are above 72° F after 6:00 PM. The purpose of this is to minimize energy consumption during periods of cold and warm weather respectively.

e)	In the event that Tenant elects to change any locks for the Premises, Tenant must notify the Landlord in writing and forward a duplicate key for any lock changed. At the end of the lease term, Tenant at its own expense will reinstall the original locks.

f)	With the exception of service dogs (for the handicapped persons), animals (i.e., pets) are not permitted in the Buildings or on the grounds.
Tenth: Compliance with the Order of Public Authorities. The Tenant shall comply with all laws, ordinances, rules, regulations, or requirements of all Federal, State or Municipal Governments and every department or bureau thereof applicable to the Premises and shall not do or permit to be done any act upon the Premises whereby the rate of fire insurance upon the Building may be increased or which shall be in violation of the rules of the Board of Fire Underwriters or the provisions of the New York State standard form of fire insurance policies.
Eleventh: Subordination to Mortgages. This lease is and shall be subject and subordinate to any mortgage or mortgages now in force or which shall at any time be placed upon the Premises or any part thereof or the Building. The tenant agrees that it will, within fifteen (15) days written notice, execute and deliver such instruments as reasonably necessary to effect more fully such subordination of this lease to the lien of any such mortgage or mortgages as shall be desired by any mortgagee.
Twelfth: Landlord’s Right to Access.
a)	Tenant shall permit Landlord, or its authorized representatives, to enter the Premises during usual business hours ( or at any time for the purpose of making emergency repairs) for the purpose of (i) inspection; (ii) making repairs to the Premises or the Building; and (iii) repairing, replacing, altering or changing existing connections from any fixtures, pipes, wires, or ducts in the Premises, or making new such connections, provided, however, that in non-emergency situations Landlord shall provide reasonable notice and shall make reasonable efforts not to disrupt Tenant’s business operations during normal business hours.

b)	Landlord may, during the last one hundred twenty (120) days of the lease term, at reasonable times after first notifying Tenant, show the Premises to prospective clients for lease. If Tenant shall vacate the Premises during the last month of the term of this Lease, Landlord shall have the right thereafter to enter the Premises and to commence preparations for the succeeding tenant or for any other purpose whatsoever, without affecting Tenant’s obligation to pay rent for the full term of this Lease.
Thirteenth: Surrender of Premises. Tenant covenants, at the expiration or other termination of the Lease, to remove its property and effects from the Premises and all keys, locks and other fixtures connected therewith and to return the Premises to Landlord, in good repair, order and condition, ordinary wear and tear and damage by fire or other casualty excepted.
Fourteenth: Events of Default and Conditional Limitation.
a)	If at any time prior to or during the term any one or more of the following events occurs, each such event shall constitute an “event of default”:
i.	Tenant makes an assignment for the benefit of its creditors;

ii.	Tenant becomes insolvent;

iii.	The leasehold estate hereby created in Tenant is taken on execution or by other process of law;

iv.	Any petition is filed against Tenant in any court whether or not pursuant to any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant is thereafter adjudicated bankrupt, or such petition is approved by the Court, or the Court assumes jurisdiction of the subject matter and such proceedings are not dismissed within ninety (90) days after the institution of the same; or any such petition is so filed by Tenant;

v.	In any proceedings, a receiver or trustee is appointed for Tenant’s property and such receivership or trusteeship is not vacated or set aside within ninety (90) days after the appointment of such receiver or trustee;

vi.	There is a transfer or an attempted transfer of this Lease or of Tenant’s interest thereof in violation of the restrictions set forth in the Sixth paragraph of this Lease;

vii.	Tenant abandons the Premises;

viii.	Tenant fails to comply with any local, state or federal law, rule or regulation governing the use, handling and disposal of hazardous materials or is otherwise in violation of the obligations contained in the Thirty-Fourth paragraph of this Lease;

ix.	Tenant fails to pay any installment of the rent or any portion of any such payment, when the same becomes due and payable, and such failure continues for ten (10) days after the Landlord’s notice that said rent is overdue; or

x.	Tenant fails to perform or observe any other requirement of this Lease (not hereinbefore specifically referred to) on the part of Tenant to be performed or observed and such failure continues for thirty (30) days after receipt of written notice from Landlord to Tenant.
b)	This lease and the terms are expressly subject to the conditional limitation that upon the happening of any one or more of the aforementioned events of default, Landlord, in addition to the other rights and remedies it may have, shall have the right to immediately declare this Lease terminated and the term ended, in which event all of the right, title and interest of Tenant hereunder shall wholly cease and expire upon delivery by Landlord to Tenant of a Notice of Termination. Notwithstanding the above language, Landlord will notify Tenant via certified mail of Landlord’s intent to terminate the Lease due to Tenants uncured default and upon three (3) business days from the date of the letter, Tenant will have an additional five (5) business days to cure such default or Tenant shall then quit and surrender the Premises to Landlord in the manner and under the conditions as provided for under this Lease, but Tenant shall remain liable as hereinafter provided.
Fifteenth: Landlord’s Remedies.
a)	If this Lease shall be terminated as provided in the Fourteenth paragraph, Landlord or Landlord’s agents or employees may immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, licenses, and any subtenants and other persons, firms or corporations, and all or any of its or their property therefrom, either by summary dispossess proceedings or by any suitable action or proceedings at law or in equity and repossess and enjoy the Premises, together with all alterations, additions and improvements thereto. Landlord, in the event of such re-entry and repossession, may store Tenant’s Personal Property in a public warehouse or elsewhere at the cost of and for the account of Tenant.

b)	In case of any such termination, re-entry of dispossession by summary proceedings or otherwise, the rents and all other charges required to be paid up to the time of such termination, re-entry or dispossession, shall be paid by Tenant, and Tenant also shall pay to Landlord all expenses which Landlord may then or thereafter incur for legal expenses, attorney’s fees, brokerage commissions and all other costs paid or incurred by Landlord as the result of such termination, re-entry or dispossession, and for restoring the Premises to good order and condition and for altering and otherwise preparing the same for reletting and for reletting thereof. Landlord may, at any time and from time to time, relet the Premises, in whole or in part, for any commercially reasonable rental then obtainable either in its own name or as agent of Tenant, for a term or terms which, at Landlord’s option, may be for the remainder of the then current term of this lease or for any longer or shorter period.

c)	If this Lease be terminated as aforesaid, Tenant nevertheless covenants and agrees notwithstanding any entry or re-entry by Landlord whether by summary proceedings, termination or otherwise, to pay and be liable for:
i.	ANNUAL RENT due and payable or that portion of ANNUAL RENT due and payable which remains outstanding at the time of said termination; and

ii.	In the event the Premises be relet by Landlord, Tenant shall be entitled to a credit (but not in excess of the rent, reserved under the terms of this Lease) in the net amount of rent received by Landlord in reletting the Premises after deduction of all expenses and costs incurred or paid as aforesaid in reletting the Premises and in collecting the rent in connection therewith. At any time after the termination of the Lease, in lieu of collecting any deficiencies, or any further deficiencies, as aforesaid, Landlord shall, at Landlord’s option, be entitled to recover from Tenant, in addition to any other relief, such as a sum as at the time of such termination represents the present value of the total rent, and other benefits which would have accrued to Landlord under this Lease for the remainder of the Lease term, as if the Lease had been fully complied with by Tenant, less any monthly deficiencies for such period previously paid to Landlord by Tenant, and less the fair value of the reletting of the Premises. Suit or suits for the recovery of the deficiency or damages referred to in this Fifteenth paragraph or for any installment or installments of rent hereunder, or for a sum equal to any such installment or installments may be brought by Landlord at once or from time to time at Landlord’s election, and nothing in this Lease shall be deemed to require Landlord to await the date whereon this Lease or the term hereof would have naturally expired had there been no such default by Tenant or no such termination. This subsection (ii) shall have no force and effect unless Landlord has fulfilled its obligations under the law with respect to mitigation of damages.
d)	Landlord and Tenant, so far as permitted by law, waive and will waive trial by jury in any action, proceeding or counterclaim brought by either of the parities hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim or injury or damage. The terms “enter”, “re-enter”, “entry”, or “re-entry” as used in this Lease are not restricted to their technical legal meaning. In the event Landlord commences any proceedings for the recovery of possession of the Premises or to recover for non-payment of rent, Tenant shall not interpose any compulsory counterclaim in any such proceeding. This may not, however, be construed as a waiver of Tenant’s rights to assert such claim in any separate action or actions initiated by Tenant.

e)	No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term and condition, and this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

f)	In the event of any breach or threatened breach by Tenant of any of the covenants, agreement, terms or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the rights to invoke any right or remedy allowed at law or in equity, by statute or otherwise.

g)	Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now hereafter existing at law or in equity, by statute or otherwise.
Sixteenth: Mechanic’s Liens.
a)	If any mechanic’s liens are filed against the Premises or any portion of the Building based upon any act of Tenant or anyone claiming through Tenant, Tenant shall hold Landlord harmless from all damages, claims and expenses arising therefrom, and Tenant, after notice from Landlord (or any person in privity of estate with Landlord), shall forthwith commence such action by bonding, deposit, payment or otherwise as will remove or satisfy such lien within fifteen (15) days. In the event Tenant does not remove or satisfy said lien within said fifteen (15) day period, Landlord shall have the right to do so by posting a bond or undertaking, and Tenant agrees to reimburse Landlord for any and all expenses incurred by Landlord in connection therewith five (5) days after receipt by Tenant of Landlord’s invoice therefor. These expenses shall include, but not limited to, filing fees, legal fees and bond premiums.

b)	Nothing in this Sixteenth paragraph shall be deemed or construed as (i) Landlord’s consent to any person, firm or corporation for the performance of any work or services or the supply of any materials to the Premises or any improvements thereon, or (ii) giving Tenant or any other person, firm or corporation any right to contract for or to perform or supply any work, services or materials that would permit or give rise to a lien against the Premises or any part thereof.
Seventeenth: Eminent Domain. If at any time during the Term, the wholly or materially all of the Premises shall be taken for any public or quasi-public purpose by any lawful power of authority by the exercise of the right of condemnation or eminent domain or by agreement between Landlord and those authorized to exercise such right, this Lease, and the Term shall terminate and expire on the date of such taking and the Rental, and other sum or sums of money and other charges herein reserved and provided to be paid by the Tenant shall be apportioned and paid to in the date of such taking. The term “materially all of the Premises” shall be deemed to mean such portion of the Premises, as when so taken, would leave remaining a balance of the Premises which, due to either to the area so taken or the location of the part so taken in relation to the part not so taken, would not under economic conditions, zoning laws or building regulations then existing or prevailing, readily accommodate a new building or buildings of nature similar to the Building at the date of such taking of floor areas sufficient together with buildings not taken in the condemnation, to produce a fair and reasonable return, after payment of all operating expenses thereof. If less than materially all of the premises shall be taken, Landlord shall restore the Premises to Tenant’s reasonable satisfaction and rent shall abate proportionately until such time as the Premises is restored. Landlord’s failure to make such restoration within 180 days of such taking shall grant to Tenant an option to terminate this Lease. Although all damages in the event of any condemnation shall belong to the Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from the Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.
Eighteenth: Casualty. It shall be the responsibility of the Landlord to repair all damage to the Building due to fire or other casualty within 120 days of the occurrence of such fire or other casualty; subject to such delays as may be caused by adjustments with insurance carriers or due to excusable delays. Landlord shall not be responsible to repair damage to personal property, equipment or trade fixtures of tenant, it being the sole responsibility of Tenant to procure any insurance it desires for such items. Notwithstanding anything herein contained to the contrary, in the event of damage to the extent of 50% or more to the Premises or Building (as determined and established by Landlord’s appraisal), by fire or other casualty, the Landlord may, at its option, terminate this Lease upon 30 days written notice to the Tenant. Until repairs are completed, Tenant’s obligation with respect to rent shall be abated on the basis of the portion of the Premises, which are available for the ordinary conduct of Tenant’s business. In the event that the Premises are damaged to the extent that the Premises are unavailable, the entire rent shall be abated until after the Premises are rebuilt to a condition where Tenant is able to utilize the Premises for the ordinary conduct of its business. If Landlord has not restored the Premises within 180 days following the occurrence of such casualty, Tenant shall have the option to terminate this Lease.
Nineteenth: Insurance.
a)	Fire. At all times during the term of this Lease, Landlord shall keep all improvements on the Premises insured against loss or damage by risk now or hereafter embraced by “all risks” and “difference in conditions” coverage, and against such risks as Landlord from time to time reasonably may designate in amounts sufficient to prevent Landlord from becoming a co-insurer.

b)	Liability Insurance. Tenant shall, at its own cost and expense, obtain blanket public liability insurance covering the interest of the Tenant in the Premises, said public liability to be in the sum of $1,000,000.00 in case of bodily injury or death and in the case of property damage in an amount reasonably declared necessary by the Landlord. The Tenant will provide Landlord with a certificate of insurance from an insurance company reasonably acceptable to Landlord stating that the Landlord is named as an additional insured under Tenant’s blanket public liability insurance policy. Tenant shall save Landlord harmless and indemnify from all injury, loss, claims or damage to any person or property which occurs on the Premises and shall pay all of Landlord’s attorneys’ fees incurred in connection with the same, unless the same shall have been caused by the act or negligence of the Landlord, its agents, servants or employees. Upon failure at any time on the part of the Tenant to pay the premiums for the insurance required by this clause, the landlord shall be at liberty from time to time as often as such failure shall occur, to pay premiums therefore, and any and all sums so paid for insurance by the Landlord shall be and become and hereby are declared to be additional rent under this Lease due and payable on the next rent day.
Twentieth: Limitation of Landlord’s Liability. Except if caused by the negligence of Landlord, its agents or employees, Landlord shall not be liable to Tenant for any loss, damage or expense of any kind resulting from, and no claims shall be made against Landlord by Tenant for:
a)	any injury or damage to person or property occurring in, on or about the Premises;

b)	the theft, loss or destruction of any personal property contained in the Premises or any storage rooms provided by Landlord;

c)	the necessity of repairing the Premises or any other portion of the Building, except to the extent Landlord is responsible for such repairs in accordance with the terms of this Lease;

d)	fire or other casualty;

e)	any overflow or leakage upon or into the Premises of water, rain, snow, steam, gas or electricity, or any breakage or bursting of pipes, conduits or other plumbing fixtures or appliances; or

f)	any loss or damage to property of the Tenant entrusted with Landlord’s employees.
All references to Tenant in the proceeding sentence shall be deemed to include Tenant’s employees, agents and other persons claiming the right to be in the Premises or the Building under or through Tenant.
Twenty-First: Indemnification.
a)	Tenant’s Indemnity. Tenant covenants to indemnify and save harmless the Landlord from and against any and all liability, damages, expenses, fees (including reasonable attorneys’ fees), penalties, actions, causes of action, suits, costs, claims or judgments arising from injury during said lease term to person or property occasioned wholly or in part by any act or omission of Tenant, its employees, customers and invitees. Tenant shall and will, at its own cost and expense defend any and all suits or actions that may be brought against Landlord or in which Landlord may be impleaded with others upon any such above mentioned claim or claims, and in the event of failure of Tenant so to do, Landlord may, at the cost and expense of Tenant and upon prior written notice to Tenant, defend any and all such suits or actions, and Tenant shall and will satisfy, pay and discharge any and all judgments that may be recovered against Landlord in any such suit or actions in which Landlord may be a party or in which Landlord shall become liable as aforesaid, then Landlord may pay the same with any interest costs or other charges which may have accrued thereon and the amount so paid by Landlord, with interest thereon at the current prime interest rate per annum from the date of payment, shall become and be due and payable by Tenant as additional rent with the next installment of rent which shall become due after such payment by Landlord.
b)	Landlord’s Indemnity. Landlord covenants to indemnify and save harmless the Tenant from and against any and all liability, damages, expenses, fees (including reasonable attorney’s fees), penalties, actions, causes of action, suits, costs, claims or judgments arising from injury during said lease term to person or property occasioned wholly or in part by any act or omission of Landlord, its employees, customers and invitees. Landlord shall and will, at its own cost and expense defend any and all suits or actions that may be brought against Tenant or in which Tenant may be impleaded with others upon any such above mentioned claim or claims, and in the event of the failure of Landlord so to do, Tenant may, at the cost and expense of Landlord and upon prior written notice to Landlord, defend any and all such suits or actions, and Landlord shall and will satisfy, pay and discharge any and all judgements that may be recovered against Tenant in any such suit or actions in which Tenant may be a party or in which Tenant shall become liable as aforesaid, then Tenant may pay the same with any interest costs or other charges which may have accrued thereon and the amount so paid by Tenant, with interest thereon at current prime interest rate per annum from the date of payment, shall become and be due and payable by Landlord and may be discharged as a credit to Tenant’s remaining rental obligation under the Lease.
Twenty-Second: Subrogation. Landlord and Tenant and all parties claiming under them, mutually release and discharge each other from all claims and liabilities for damage or destruction by fire or any other peril included in the extended coverage form of fire insurance during the term of this Lease and each of the parties hereto agree to have a waiver of subrogation clause attached to and made a part of its insurance policy or policies.
Twenty-Third: Limitation on Personal Liability.
a)	If the Landlord shall be an individual, a partnership or a co-tenancy, so long as such individual or the partners or co-tenants constituting Landlord at the date of execution of this Lease and from time to time thereafter as shown by a partnership certificate then in effect or as shown by the record fee title, or any of them, or members of their immediate family, or trusts for the benefit of any of the foregoing persons, directly or indirectly, own an interest in the premises or in any partnership, or any trust, co-tenancy or other unincorporated entity constituting the Landlord hereunder, Tenant shall look solely to the estate and property of the Landlord in the Premises for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by the Landlord in the event of any default or breach by the Landlord with respect to any of the terms, covenants and conditions of the Lease to be observed and/or performed by the Landlord and any other obligation of Landlord created by or under this Lease and no other property or assets of the Landlord or its partners, beneficiaries or co-tenants shall be subject to levy, execution or other enforcement for the satisfaction of Tenant’s remedies.

b)	The term “Landlord”, as used in this Lease, so far as covenants and agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Premises and Lease and in the event of any transfer or transfers of the title to the said Lease and/or the Premises, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor), including each of its partners shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability as respects the performance of any covenants and agreements on the part of Landlord contained in this Lease thereafter to be performed, and it shall be deemed and construed without further agreement that such grantee or transferee has assumed and agreed to be bound by all the covenants and agreements in this Lease contained, to be performed on the part of the Landlord, and the Landlord or the grantor shall turn over to the grantee all monies, if any, then held by Landlord, or such grantor on behalf of Tenant and shall assign to such grantee all right, title and interest of Landlord or such grantor in and to the sums held by and deposited under the terms, covenants and conditions of this Lease.
Twenty-Fourth: Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of New York. If any provisions of this Lease shall, to any extent, be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby and shall continue to be valid and enforceable to the fullest extent permitted by law.
Twenty-Fifth: Entire Agreement. This Lease contains the entire agreement of the parties in regard to the Premises. There are no oral agreements existing between them.
Twenty-Sixth: Notices. All notices required or permitted to be given under this Lease, other than statutory demands, or notices, shall be in writing and shall be deemed to have been duly given if made in person or sent by certified or regular mail, postage prepaid, to respective address of each party set forth at the beginning of the Lease. Service shall be complete upon such personal delivery or mailing except in the case of a notice to change an address in which case service shall be complete when the notice is received by the addressee.
Twenty-Seventh: Right of Landlord to Cure Tenant’s Default. If Tenant defaults in the making of any payment or in doing any act required under this Lease, Landlord may make such payment or do such act and the expense thereof shall be paid by the Tenant with interest at the current prime rate from the date paid and shall constitute additional rent and be payable with the next monthly installment of basic rent. The Landlord shall not be estopped from the pursuit of any remedy to which it would otherwise be entitled.
Twenty-Eighth: Waiver of Jury Trial. Landlord and Tenant covenant and agree that in any action, proceeding or counterclaim brought by either the Landlord or the Tenant against the other on any matter whatsoever arising out of, under, or by virtue of the terms of this Lease or the Tenant’s occupancy, the Landlord and Tenant shall and do hereby waive trial by jury. The Tenant hereby expressly waives any and all right of redemption in the event Tenant shall be dispossessed by judgment or warrant in such form and contents reasonably proposed by Landlord.
Twenty-Ninth: Estoppel Certificates. Tenant agrees, as reasonably requested from time to time and upon not less than fifteen (15) days prior notice by Landlord, to execute, acknowledge and deliver to the Landlord an estoppel certificate.
Thirtieth: Waiver. No waiver by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall operate as a waiver of such term, covenant or condition itself or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of Basic Rent or additional rent stipulated in this Lease shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or letter accompanying a check for payment of rent be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy provided by this Lease.
Thirty-First: No Representations by Landlord. Neither Landlord nor any agent or employee of Landlord had made any representations or promises with respect to the Premises or the Building except as expressly set forth in this Lease, and no rights, privileges, easements or licenses shall be acquired by Tenant except as expressly set forth in this Lease. Tenant, by taking possession of the Premises, shall accept the same “AS IS”, except for the improvements listed in the addendum, and such taking of possession shall be conclusive evidence that the Premises and the Buildings are in good and satisfactory condition at the time of such taking of possession.
Thirty-Second: Quiet Enjoyment. Tenant, upon paying the rent and additional rent and observing and performing all the terms, covenants and conditions contained in this Lease on Tenant’s part be observed and performed, shall peaceably and quietly enjoy the Premises without hindrance or molestation by Landlord or any party claiming through Landlord.

Thirty-Third: Miscellaneous.
a)	All covenants in this Lease which are binding upon Tenant shall be construed to be equally applicable to and binding Tenant’s agents, employees and others claiming the right to be in the Premises or in the Building through or under Tenant.

b)	If more than one individual, firm, or corporation shall join as Tenant, the singular context shall be construed to be plural wherever necessary and the covenants of Tenant shall be the joint and several obligations of each party signing as Tenant, and when the parties signing as Tenant are partners, shall be the obligations of the firm and of the individual members thereof.

c)	Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, wherever the context shall require.

d)	This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. The words “Landlord” and “Tenant” include and bind and benefit the legal representative, successors and assigns of the Landlord and Tenant, respectively, and if there be more than one tenant, than, all the covenants and agreements binding the Tenant shall be deemed joint and several.
Thirty-Fourth: Environmental Covenants.
a)	“Hazardous Material” shall mean any pollutant, contaminant, hazardous, dangerous or toxic chemical, material, waste or other substance which poses a hazard to the environment or to health and safety, including, without limitation: (i) any solid or hazardous waste, toxic, or hazardous substance, pollutant, contaminant, dangerous or toxic chemical material, or other substance within the meaning of any Environmental Law; (ii) “hazardous substances”, as defined by CERCLA; (iii) “hazardous wastes”, as defined by the Resource Conservation and Recovery Act, P.L. 94-580, and all amendments thereto and reauthorizations thereof (“RCRA”); (iv) petroleum, crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas (all the foregoing collectively called “Natural Gas Products”), synthetic gas or mixtures of Natural Gas Products and synthetic gas; (vi) any radioactive material, including any source, special nuclear or byproduct material as defined at 42 U.S.C. §2011 et seq. and amendments thereto and reauthorizations thereof; (vii) asbestos-containing materials in any form or condition; and (viii) polychlorinated biphenyls.

b)	“Environmental Laws” shall mean all federal, state and local laws, statutes, regulations, rules, codes, ordinances and policies and all revisions and amendments thereto or reauthorizations thereof during the Term, and the common law, relating to environmental matters or contamination of any type whatsoever, including, without limitation: (i) treatment, storage, disposal, generation or transportation of any Hazardous Material; (ii) air, water, or noise pollution, including, without limitation, discharges to publicly-owned treatment works; (iii) surface or ground water contamination; (iv) spills, discharges, leaks, emissions, escapes, dumping or other releases or threatened releases, including, without limitation, those subject to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, P.L.96-510, as reauthorized and amended from time to time (“CERCLA”), into the environment of any Hazardous Material, whether or not notification or reporting to any federal, state or local agency was or is required; (v) the protection of wildlife, marine sanctuaries or wetlands; (vi) the protection of natural resources; (vii) above-ground or under-ground storage tanks, vessels and related equipment; (viii) abandoned or discarded barrels, containers or other closed receptacles; (ix) reporting or notification to governmental agencies or third parties including, without limitation, notification or reporting of the presence or emission of any Hazardous Material; (x) health and safety of employees or other persons; or (xi) otherwise relating to the manufacture, processing, use, distribution, sale, treatment, storage disposal, transportation or handling of Hazardous Materials.

c)	At all times, Tenant, at its sole cost and expense, shall comply in all material respects with all and not otherwise become subject to liability under Environmental Laws applicable to Tenant, its use, operations or property on or at the Premises including without limitation, obtaining any and all licenses, permits, consents and approvals, making all reports, registrations and notifications, and obtaining all bonds, insurance and financial insurance required under any Environmental Law (“Environmental Filings and Approvals”). Tenant promptly shall provide Landlord copies of all Environmental Filings and Approvals.

d)	Tenant agrees to indemnify, defend (with counsel, experts and consultants reasonably acceptable to Landlord and at Tenant’s sole cost and expense) and hold Landlord and its beneficiaries, partners, shareholders, officers, directors, employees, agents, and their respective executors, administrators, personal representatives, heirs, successors and assigns (herein collectively called “Landlord’s Affiliates”) free and harmless from and against Tenant’s failure to comply with subparagraph (c) above.

e)	Landlord agrees to indemnify, defend (with counsel, experts and consultants reasonably acceptable to Tenant and at Landlord’s sole cost and expense) and hold Tenant and its beneficiaries, partners, shareholders, officers, directors, employees, agents and his and their respective executors, administrators, personal representatives, heirs, successors and assigns free and harmless from and against: (i) Landlord’s failure to comply with any Environmental Law or (ii) any environmental condition or Hazardous Materials existing on the Premises on the date hereof (including, without limitation, relating to any underground storage tanks and any asbestos-containing materials, if any).
Thirty-Fifth: Late Charges. The rent specified in this Lease is due and payable as set forth on page two (2) of this Lease. If payment is not received on or before the tenth (10) day following the due date, a late charge of 5% will be assessed against Tenant. Said late charge can be paid separately or will be included in the following months rent. In the event payment is not received within twenty (20) days of the due date, Tenant shall pay, in addition to the late charge, interest on the unpaid amount from the due date of twelve percent per annum. If miscellaneous charges (insurance, tax and utility increases, snow plowing and lawn care, etc.) are not paid within 30 days of the billing date, Tenant will be charged 5% of the total amount of the arrears as a late charge.
Thirty-Six: Parking. Tenant and its employees and visitors may use the parking area annexed to the Building for parking in common with other tenants.
Thirty-Seventh: Signage. Tenant shall have the right to erect signage in a manner that is consistent with signage available to other tenants of the Building, including the right to utilize any central marquis or office directory and to place signage on the doors or windows of the Premises.
Thirty-Eighth: Expiration of Lease Term. Upon expiration or other termination of this Lease, Tenant and Landlord will inspect the Premises and mutually agree to the condition of the Premises with regard to damages versus normal wear and tear. Upon expiration of this Lease without default hereunder, and provided that Tenant, without necessity of any notice from Landlord, surrenders the Premises broom clean and in good order, repair and condition reasonable wear and tear excepted, Landlord shall refund to Tenant the sum of $4,592.50, less deductions for damage.
IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first above written.

Tenant:		Landlord:

Interactive Therapy Group		Olivia Holding, LLC

By:	/s/ John M. Torrens	By:	/s/ Stephen A Oliva, Jr.

Name:	John M Torrens	Name:	Stephen A. Oliva, Jr.
Title:	President	Title:	Manager